Exhibit 99.1

For Immediate Release: October 17, 2013

Bridge Capital Holdings Reports Financial Results

For the Third Quarter and Nine Months Ended

September 30, 2013

Conference Call and Webcast Scheduled for Thursday, October 17, 2013 at

5:00 p.m. Eastern Time

San Jose, CA – October 17, 2013 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the third quarter and nine months ended September 30, 2013.

The Company reported net income of $4.4 million for the three months ended September 30, 2013, representing an increase of $2.6 million, or 140%, from $1.8 million for the quarter ended June 30, 2013, and representing an increase of $63,000, or 1%, from net income of $4.4 million for the same period one year ago.

For the quarter ended September 30, 2013, the Company reported earnings per diluted share of $0.29, which compared with $0.12 for the quarter ended June 30, 2013 and $0.29 for the quarter ended September 30, 2012.

The Company reported net income of $9.7 million for the nine months ended September 30, 2013 representing a decrease of $689,000, compared to net income of $10.4 million for the same period one year ago. For the nine months ended September 30, 2013, the Company reported earnings per diluted share of $0.64, compared to $0.70 for the nine months ended September 30, 2012.

For the quarter ended September 30, 2013, the Company’s return on average assets and return on average equity were 1.20% and 11.16%, respectively, and compared to 0.52% and 4.79%, respectively, for the quarter ended June 30, 2013 and 1.43% and 12.38%, respectively, for the same period in 2012. For the nine months ended September 30, 2013, the Company’s return on average assets and return on average equity were 0.92% and 8.43%, respectively, and compared to 1.18% and 10.18%, respectively, for the same period in 2012.

“Our third quarter results reflect another strong performance driven by meaningful year-over-year growth in client accounts, core deposits, and commercial loans, as well as stable credit quality,” said Daniel P. Myers, president and chief executive officer of Bridge Bank, N.A. and Bridge Capital Holdings.  “We continue to see a strong inflow of new client relationships, which reflects our continued progress in generating awareness for the Bridge Bank value proposition through our marketing and brand development initiatives.  We are seeing contributions from all of our business lines and regional offices, and new clients are coming from a wide diversity of industries.  On a linked quarter basis, the commercial loan segment of our portfolio increased at an annualized rate of 18% during the third quarter, which underscores our commitment to building our franchise on the basis of being a true relationship-based, value-add commercial lender.”

Third quarter Highlights

Third quarter 2013 results, compared to second quarter 2013 (unless otherwise noted), reflected strong performance across most areas of the Company’s business and included the following:

•	Net interest income and non-interest income comprised total revenue of $20.5 million for the three months ended September 30, 2013, compared to $21.3 million for the three months ended June 30, 2013 and $19.2 million for the same period one year earlier. For the nine months ended September 30, 2013, total revenue of $60.3 million represented an increase of $6.2 million, or 12%, from $54.1 million for the nine months ended September 30, 2012.

•	Total assets grew to $1.47 billion at September 30, 2013, with loans continuing to comprise 72% of the average earning asset mix, consistent with the prior quarter. Total deposits were $1.28 billion at September 30, 2013, which included demand deposits of $829.0 million representing the highest level of demand deposit balances since the inception of the Company.

•	Continued solid loan growth, particularly in the commercial lending portfolio. Gross loans reached the $1.0 billion mark for the quarter ended September 30, 2013, representing an increase of $14.1 million, or 1%, compared to gross loans of $999.8 million for the quarter ended June 30, 2013. Average loan balances decreased slightly by $3.9 million, or 0.4%, to $980.2 million, compared to $984.0 million at June 30, 2013.

•	There was no provision for credit losses required during the third quarter of 2013, compared to $5.3 million for the quarter ended June 30, 2013. Net recoveries were $499,000 for the quarter ended September 30, 2013, compared to net charge-offs of $5.4 million for the quarter ended June 30, 2013. Allowance for credit losses represented 2.07% of total gross loans and 135.0% of nonperforming loans at September 30, 2013, compared to 2.05% of total gross loans and 126.67% of nonperforming loans at June 30, 2013.

•	Nonperforming assets decreased by $627,000 to $15.6 million, or 1.06% of total assets, compared to $16.2 million or 1.11% of total assets at June 30, 2013.

•	Net interest margin increased to 5.01% for the quarter ended September 30, 2013 compared to 4.87% for the second quarter of 2013.

•	Capital ratios remained strong and continued to support the Company’s growth. Total Risk-Based Capital Ratio was 15.01%, Tier I Capital Ratio was 13.76%, and Tier I Leverage Ratio was 11.84% at September 30, 2013.

Net Interest Income and Margin

Net interest income of $17.8 million for the quarter ended September 30, 2013 represented an increase of $1.2 million, or 7%, compared to $16.6 million for the quarter ended June 30, 2013, and an increase of $2.4 million, or 16%, compared to $15.4 million for the quarter ended September 30, 2012. The increase in net interest income from the prior quarter and the same period in 2012 was primarily attributable to an increase in average earning assets, combined with a higher level of loan related fees. Average earning assets of $1.41 billion for the quarter ended September 30, 2013 increased $43.8 million, or 3%, compared to $1.36 billion for the quarter ended June 30, 2013 and increased $245.3 million, or 21%, compared to $1.16 billion for the same quarter in 2012. Loan fee amortization for the quarter ended September 30, 2013 was $3.4 million, compared to $2.7 million for the quarters ended June 30, 2013 and September 30, 2012.

For the nine months ended September 30, 2013, net interest income of $49.9 million represented an increase of $5.1 million, or 11%, from $44.8 million for the nine months ended September 30, 2012 and was primarily attributed to an increase in average earning assets as a result of loan growth and excess liquidity generated from deposit growth. Average earning assets of $1.34 billion for the nine months ended September 30, 2013 increased $218.3 million, or 19%, compared to $1.12 billion for the same period one year ago.

The Company’s net interest margin for the quarter ended September 30, 2013 was 5.01%, compared to 4.87% for the quarter ended June 30, 2013, and 5.26% for the same period one year earlier. The decrease in net interest margin compared to the same period one year ago was primarily due to a less favorable mix of earning assets and decreased leverage, partially offset by increased loan fees. The increase in net interest margin compared to the quarter ended June 30, 2013 was primarily due to increased loan fees, offset in part by decreased leverage.

The Company’s loan-to-deposit ratio, a measure of leverage, averaged 76.9% during the three months ended September 30, 2013, which represented a decrease compared to an average of 79.4% for the quarter ended June 30, 2013, and compared to an average of 80.4% for the same period of 2012. The impact on the net interest margin from increased loan fees for the three months ended September 30, 2013 compared to the prior quarter and the same period one year ago was 16 basis points and 3 basis points, respectively. The negative impact of reversal or foregone interest due to nonperforming assets was 14 basis points in both the third and second quarters of 2013, compared with 12 basis points in the same period one year earlier.

The Company’s net interest margin for the nine months ended September 30, 2013 was 4.97%, compared to 5.33% for the same period one year ago. The decrease in net interest margin from the prior year was primarily due to a less favorable mix in average earning assets, decreased leverage, and increased nonperforming loans. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 78.6% during the nine months ended September 30, 2013, compared with 81.6% for the same period of 2012. The impact on the net interest margin from increased loan fees for the nine months ended September 30, 2013 compared to the same period one year ago was 2 basis points. The negative impact of reversal or foregone interest due to nonperforming assets was 7 basis points for the first nine months of 2013 and 6 basis points for the same period one year earlier.

Non-Interest Income

The Company’s non-interest income for the quarters ended September 30, 2013, June 30, 2013, and September 30, 2012 was $2.7 million, $4.8 million, and $3.8 million, respectively.

The decrease in non-interest income of $2.1 million during the third quarter of 2013 compared to the second quarter of 2013 was primarily attributed to a decrease in the gain on sale of SBA loans and a decrease in the sale of securities. For the quarter ended September 30, 2013, the Company recognized a gain from the sale of SBA loans of $253,000, compared to $1.3 million for the second quarter of 2013. Additionally, the Company recognized no gains on the sale of securities during the quarter ended September 30, 2013, compared to $804,000 for the prior quarter. The decrease in non-interest income of $1.1 million during the thirst quarter of 2013 compared to the same period one year earlier was primarily attributed to a decrease in the sale of other real estate owned and a decrease in warrant income. During the third quarter of 2013, the Company recognized a gain from the sale of other real estate owned of $2,000 compared to $656,000 for the same period in 2012. Additionally, the Company received $234,000 in warrant income during the third quarter of 2013 compared to $576,000 for the same period one year earlier.

Non-interest income for the nine months ended September 30, 2013 and 2012 was $10.4 million and $9.3 million, respectively. The primary drivers for the increase in non-interest income of $1.1 million was an increase in the gain on sale of SBA loans of $1.0 million and an increase in the gain on sale of securities of $481,000, partially offset by a decrease in warrant income of $798,000.

Net interest income and non-interest income comprised total revenue of $20.5 million for the three months ended September 30, 2013, compared to $21.3 million for the three months ended June 30, 2013 and $19.2 million for the same period one year earlier. For the nine months ended September 30, 2013, total revenue of $60.3 million represented an increase of $6.2 million, or 12%, from $54.1 million for the nine months ended September 30, 2012.

Non-Interest Expense

Non-interest expense was $13.2 million for the quarter ended September 30, 2013, compared to $12.9 million and $11.6 million for the quarters ended June 30, 2013 and September 30, 2012, respectively. Overall, the increase in non-interest expenses reflects the Company’s investments in new initiatives and personnel to support future growth.

Salary and benefits expense for the quarter ended September 30, 2013 was $8.4 million, compared to $8.2 million and $7.6 million for the quarters ended June 30, 2013 and September 30, 2012, respectively. Salary and benefits expense for the nine months ended September 30, 2013 was $24.1 million compared to $22.0 million for the same period one year ago. The increase in salary and benefits expense compared to the same periods in prior year was primarily related to an increase in headcount to support growth and new initiatives, combined with annual salary increases necessary to remain competitive in the Company’s core markets and increased stock-based compensation due to long-term retention awards. As of September 30, 2013, the Company employed 230 full-time equivalents (FTE) compared to 220 FTE at June 30, 2013 and 203 FTE at September 30, 2012.

“Other real estate owned” and loan-related charges were $274,000 for the quarter ended September 30, 2013, compared to $352,000 and $198,000 for the quarters ended June 30, 2013 and September 30, 2012, respectively. “Other real estate owned” and loan-related charges were $834,000 for the nine months ended September 30, 2013 compared to $623,000 for the same period one year ago. The increase in “other real estate owned” and loan related charges from prior year was primarily attributed to an increase in nonperforming assets.

Regulatory assessments related to FDIC insurance for deposit balances, totaled $375,000 for the quarter ended September 30, 2013, compared to $294,000 for the quarter ended June 30, 2013 and $230,000 for the same period one year ago. Regulatory assessments for the nine months ended September 30, 2013 were $896,000 compared to $654,000 for the same period one year ago. Regulatory assessments fluctuate depending on asset size and other factors, including credit quality.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 64.18%, 60.41%, and 60.39% for the quarters ended September 30, 2013, June 30, 2013, and September 30, 2012, respectively. The efficiency ratio was 62.86% for the nine months ended September 30, 2013 compared to 62.90% for the same period one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at September 30, 2013 of $1.47 billion, compared to $1.46 billion at June 30, 2013 and $1.25 billion on the same date one year ago. The increase in total assets of $226.4 million, or 18%, from September 30, 2012 was driven by an increase in deposit production which was primarily used to fund loan growth and increase the investment portfolio.

The Company reported total gross loans outstanding at September 30, 2013 of $1.01 billion, which represented an increase of $14.1 million, or 1%, over $999.8 million at June 30, 2013 and an increase of $133.0 million, or 15%, over $881.0 million at September 30, 2012. The increase in total gross loans from June 30, 2013 and September 30, 2012 was broad-based throughout the portfolio, with the most significant growth reflected in the commercial lending portfolio, slightly offset by a reduction in the real estate based lending portfolio.

The Company’s total deposits were $1.28 billion as of September 30, 2013, which represented an increase of $5.2 million or 0.4%, compared to $1.28 billion at June 30, 2013 and an increase of $210.6 million, or 20%, compared to $1.07 billion at September 30, 2012. The increase in deposits from June 30, 2013 was primarily attributable to continued growth in non-interest bearing demand deposit accounts. The increase in deposits from September 30, 2012 was primarily attributable to growth in the non-interest bearing demand deposit accounts and money market and savings accounts.

Demand deposits represented 64.7% of total deposits at September 30, 2013, compared to 62.6% at June 30, 2013 and 66.6% for the same period one year ago. Core deposits represented 96.2% of total deposits at September 30, 2013, compared to 96.0% at June 30, 2013 and 95.7% at September 30, 2012.

Credit Quality

Nonperforming assets were $15.6 million, or 1.06% of total assets, as of September 30, 2013, compared to $16.2 million, or 1.11% of total assets, as of June 30, 2013, and $9.0 million, or 0.72% of total assets, at September 30, 2012. The nonperforming assets at September 30, 2013 consisted of loans on nonaccrual or 90 days or more past due totaling $15.5 million and OREO valued at $31,000.

Nonperforming loans at September 30, 2013 were comprised of loans with legal contractual balances totaling approximately $23.8 million reduced by $1.8 million received in non-accrual interest and impairment charges of $6.4 million which have been charged against the allowance for credit losses.

Nonperforming loans were $15.5 million, or 1.53% of total gross loans, as of September 30, 2013, compared to $16.2 million, or 1.62% of total gross loans, as of June 30, 2013, and $8.8 million, or 1.00% of total gross loans, at September 30, 2012.

The carrying value of OREO was $31,000 as of September 30, 2013 and June 30, 2013, and $144,000 as of September 30, 2012.

The allowance for loan losses was $21.0 million, or 2.07% of total loans, at September 30, 2013, compared to $20.5 million, or 2.05% of total loans, at June 30, 2013 and $19.8 million, or 2.25% of total loans, at September 30, 2012. There was no provision for credit losses for the third quarter of 2013, compared to $5.3 million for the second quarter of 2013 and $200,000 for the same period one year ago. The provision for credit losses for the second quarter of 2013 primarily related to a charge-off on one asset-based commercial line of credit and the strong growth in the loan portfolio.

The Company charged-off $1.7 million in loan balances during the three months ended September 30, 2013, compared to $5.4 million charged-off during the three months ended June 30, 2013 and $17,000 charged-off during the three months ended September 30, 2012.

During the three months ended September 30, 2013, the Company recognized $2.2 million in loan recoveries compared to $26,000 and $67,000, respectively, in loan recoveries for the three months ended June 30, 2013 and September 30, 2012.

“Our net recoveries in the third quarter provide another example of our conservative posture towards loss recognition and our effective collection efforts,” said Thomas A. Sa, executive vice president and chief financial officer of Bridge Capital Holdings. “During the third quarter, we were able to record a $2.2 million recovery on a $4.3 million commercial line of credit that was completely charged-off last quarter. Our workout efforts remain ongoing, and while it is difficult to make projections in cases like these, we believe some additional level of recovery may still be possible.”

Capital Adequacy

The Company’s capital ratios at September 30, 2013 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 15.01%, a Tier I Risk-Based Capital Ratio of 13.76%, and a Tier I Leverage Ratio of 11.84%. Additionally, the Company’s tangible common equity ratio at September 30, 2013 was 10.63% and book value per common share was $9.94, representing an increase of $0.15, or 1.6%, from $9.79 at June 30, 2013 and an increase of $0.92, or 10.2%, from $9.02 at September 30, 2012.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877.941.8609 from the United States, or 480.629.9692 from outside the United States and referencing conference ID 4645151. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.bridgebank.com.

A telephone replay will be available through October 24, 2013, by dialing 800.406.7325 from the United States, or 303.590.3030 from outside the United States, and entering conference ID 4645151.  A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Recognized by SNL Financial on their 2012's Top 100 Performing Banks with assets between $500m and $5b, and designated "Superior" by BauerFinancial and IDC, Bridge Bank is a full-service professional business bank founded in the highly competitive climate of Silicon Valley in 2001. From the very beginning, our goal has been to offer small-market and middle-market businesses from across many industries a better way to bank. We provide a surprisingly broad range of financial solutions, enabling us to meet our clients' varied needs across all stages -- from inception to IPO and beyond. It's how we go about doing so that differentiates us from our competition.

For additional information, visit the Bridge Bank website at www.bridgebank.com or follow us @BridgeBank.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

- Financial Tables Follow -

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended			Nine months ended
	09/30/13	06/30/13	09/30/12	09/30/13	09/30/12

INTEREST INCOME
Loans	$16,906	$15,926	$14,467	$47,303	$41,401
Federal funds sold	103	69	59	215	137
Investment securities	1,410	1,221	1,444	4,265	4,847
Other	-	-	-	1	-
Total interest income	18,419	17,216	15,970	51,784	46,385

INTEREST EXPENSE
Deposits	369	367	300	1,074	765
Other	267	272	273	806	836
Total interest expense	636	639	573	1,880	1,601

Net interest income	17,783	16,577	15,397	49,904	44,784
Provision for credit losses	-	5,300	200	6,050	2,450
Net interest income after provision
for credit losses	17,783	11,277	15,197	43,854	42,334

NON-INTEREST INCOME
Service charges on deposit accounts	926	920	888	2,720	2,527
International Fee Income	632	672	627	1,940	2,003
Gain on sale of SBA loans	253	1,278	227	1,931	861
Other non-interest income	899	1,886	2,043	3,794	3,909
Total non-interest income	2,710	4,756	3,785	10,385	9,300

OPERATING EXPENSES
Salaries and benefits	8,393	8,155	7,579	24,108	22,008
Premises and fixed assets	1,051	997	1,043	3,030	2,966
Other	3,708	3,736	2,962	10,761	9,046
Total operating expenses	13,152	12,888	11,584	37,899	34,020

Income before income taxes	7,341	3,145	7,398	16,340	17,614
Income tax expense	2,914	1,302	3,034	6,649	7,234

NET INCOME	$4,427	$1,843	$4,364	$9,691	$10,380

EARNINGS PER SHARE
Basic earnings per share	$0.31	$0.13	$0.30	$0.67	$0.72
Diluted earnings per share	$0.29	$0.12	$0.29	$0.64	$0.70
Average common shares outstanding	14,450,150	14,427,497	14,391,432	14,429,649	14,379,505
Average common and equivalent
shares outstanding	15,231,454	15,113,187	14,991,337	15,140,979	14,905,624

PERFORMANCE MEASURES
Return on average assets	1.20%	0.52%	1.43%	0.92%	1.18%
Return on average equity	11.16%	4.79%	12.38%	8.43%	10.18%
Efficiency ratio	64.18%	60.41%	60.39%	62.86%	62.90%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	09/30/13	06/30/13	03/31/13	12/31/12	09/30/12

ASSETS
Cash and due from banks	$31,439	$25,387	$23,023	$17,251	$27,509
Federal funds sold	116,640	142,310	42,030	113,790	82,245
Interest-bearing deposits	326	326	326	335	335
Investment securities	281,741	258,090	289,054	267,204	227,336
Loans:
Commercial	537,822	514,363	471,200	436,293	404,657
SBA	106,383	93,839	91,893	87,375	91,805
Real estate construction	43,289	47,410	37,975	35,502	39,011
Land and land development	12,576	12,696	10,353	8,973	5,321
Real estate other	128,445	142,139	136,244	139,930	153,003
Factoring and asset-based lending	178,901	184,289	200,831	195,343	182,213
Other	6,541	5,086	5,667	5,163	4,949
Loans, gross	1,013,957	999,822	954,163	908,579	880,959
Unearned fee income	(4,441)	(4,302)	(3,701)	(3,056)	(3,136)
Allowance for credit losses	(20,969)	(20,470)	(20,543)	(19,948)	(19,791)
Loans, net	988,547	975,050	929,919	885,575	858,032
Premises and equipment, net	1,856	1,977	1,987	2,042	2,057
Accrued interest receivable	4,088	3,981	4,192	3,469	3,439
Other assets	49,357	56,201	56,610	53,919	46,601
Total assets	$1,473,994	$1,463,322	$1,347,141	$1,343,585	$1,247,554

LIABILITIES
Deposits:
Demand noninterest-bearing	$819,784	$789,382	$719,206	$723,517	$708,513
Demand interest-bearing	9,213	9,761	8,671	10,582	5,089
Money market and savings	403,916	426,539	389,153	380,949	311,671
Time	48,909	50,932	49,250	47,500	45,934
Total deposits	1,281,822	1,276,614	1,166,280	1,162,548	1,071,207

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	-	-	-	-
Accrued interest payable	10	10	10	11	10
Other liabilities	17,907	15,208	11,924	16,752	16,759
Total liabilities	1,317,266	1,309,359	1,195,741	1,196,838	1,105,503

SHAREHOLDERS' EQUITY
Common stock	112,120	110,883	109,928	108,963	108,117
Retained earnings	46,926	42,499	40,656	37,235	33,811
Accumulated other comprehensive income	(2,318)	581	816	549	123
Total shareholders' equity	156,728	153,963	151,400	146,747	142,051
Total liabilities and shareholders' equity	$1,473,994	$1,463,322	$1,347,141	$1,343,585	$1,247,554

CAPITAL ADEQUACY
Tier I leverage ratio	11.84%	11.71%	12.81%	12.50%	13.01%
Tier I risk-based capital ratio	13.76%	13.41%	13.94%	13.98%	14.44%
Total risk-based capital ratio	15.01%	14.80%	15.19%	15.23%	15.70%
Total equity/ total assets	10.63%	10.52%	11.24%	10.92%	11.39%
Book value per common share	$9.94	$9.79	$9.61	$9.32	$9.02

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended September 30,
	2013			2012

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$980,165	6.84%	$16,906	$837,574	6.87%	$14,467
Federal funds sold	152,809	0.27%	103	99,726	0.24%	59
Investment securities	275,360	2.03%	1,410	225,775	2.54%	1,444
Other	326	0.00%	-	335	0.00%	-
Total interest earning assets	1,408,660	5.19%	18,419	1,163,410	5.46%	15,970

Noninterest-earning assets:
Cash and due from banks	27,024			23,232
All other assets (3)	30,176			30,432
TOTAL	$1,465,860			$1,217,074

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$9,141	0.04%	$1	$5,475	0.00%	$-
Money market and savings	419,842	0.28%	301	295,646	0.32%	237
Time	49,918	0.53%	67	45,370	0.55%	63
Other	17,744	5.97%	267	19,592	5.54%	273
Total interest-bearing liabilities	496,645	0.51%	636	366,083	0.62%	573

Noninterest-bearing liabilities:
Demand deposits	795,452			694,903
Accrued expenses and
other liabilities	16,381			15,833
Shareholders' equity	157,382			140,255
TOTAL	$1,465,860			$1,217,074

Net interest income and margin		5.01%	$17,783		5.26%	$15,397

(1) Loan fee amortization of $3.4 million and $2.7 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2) Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3) Net of average allowance for credit losses of $21.6 million and $19.6 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Nine months ended September 30,
	2013			2012

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$953,235	6.63%	$47,303	$811,214	6.82%	$41,400
Federal funds sold	114,876	0.25%	215	78,000	0.23%	137
Investment securities	273,048	2.09%	4,265	233,621	2.77%	4,847
Other	323	0.41%	1	329	0.41%	1
Total interest earning assets	1,341,482	5.16%	51,784	1,123,164	5.52%	46,385

Noninterest-earning assets:
Cash and due from banks	25,833			22,295
All other assets (3)	35,251			32,996
TOTAL	$1,402,566			$1,178,455

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$9,943	0.03%	$2	$5,315	0.03%	$1
Money market and savings	403,523	0.29%	875	296,456	0.29%	643
Time	48,993	0.53%	196	36,539	0.44%	121
Other	19,652	5.49%	807	32,929	3.39%	836
Total interest-bearing liabilities	482,111	0.52%	1,880	371,239	0.58%	1,601

Noninterest-bearing liabilities:
Demand deposits	750,911			656,090
Accrued expenses and
other liabilities	15,840			14,922
Shareholders' equity	153,704			136,204
TOTAL	$1,402,566			$1,178,455

Net interest income and margin		4.97%	$49,904		5.33%	$44,784

(1) Loan fee amortization of $8.2 million and $6.7 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2) Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3) Net of average allowance for credit losses of $20.3 million and $19.1 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	09/30/13	06/30/13	03/31/13	12/31/12	09/30/12

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$20,470	$20,543	$19,948	$19,791	$19,541
Provision for credit losses, quarterly	-	5,300	750	1,500	200
Charge-offs, quarterly	(1,660)	(5,399)	(350)	(1,565)	(17)
Recoveries, quarterly	2,159	26	195	222	67
Balance, end of period	$20,969	$20,470	$20,543	$19,948	$19,791

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$15,533	$16,160	$9,588	$9,967	$8,807
Loans with principal or interest contractually past
due 90 days or more and still accruing interest	-	-	-	-	2
Nonperforming loans	15,533	16,160	9,588	9,967	8,809
Other real estate owned	31	31	31	144	144
Nonperforming assets	$15,564	$16,191	$9,619	$10,111	$8,953

Loans restructured and in compliance with
modified terms	5,652	5,708	8,798	9,402	10,629
Nonperforming assets and restructured loans	$21,216	$21,899	$18,417	$19,513	$19,582

Nonperforming Loans by Asset Type:
Commercial	$95	$195	$449	$676	$816
SBA	1,770	1,884	1,924	2,047	2,099
Construction	-	-	-	-	-
Land	5	7	9	11	13
Other real estate	7,549	10,390	5,688	5,783	5,879
Factoring and asset-based lending	6,114	3,684	1,518	1,450	-
Other	-	-	-	-	2
Nonperforming loans	$15,533	$16,160	$9,588	$9,967	$8,809

ASSET QUALITY
Allowance for credit losses / gross loans	2.07%	2.05%	2.15%	2.20%	2.25%
Allowance for credit losses / nonperforming loans	135.00%	126.67%	214.26%	200.14%	224.67%
Nonperforming assets / total assets	1.06%	1.11%	0.71%	0.75%	0.72%
Nonperforming loans / gross loans	1.53%	1.62%	1.00%	1.10%	1.00%
Net quarterly charge-offs / gross loans	-0.05%	0.54%	0.02%	0.15%	-0.01%